UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 23, 2013

DUFF & PHELPS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33693	20-8893559
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

55 East 52nd Street, 31st Floor, New York, New York	10055
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 871-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introduction

Pursuant to the Agreement and Plan of Merger, dated as of December 30, 2012 (the “Merger Agreement”), by and among Duff & Phelps Corporation, a Delaware corporation (the “Company”), Duff & Phelps Acquisitions, LLC, a Delaware limited liability company (“DPA” and, together with the Company, the “Company Parties”), Dakota Holding Corporation, a Delaware corporation (“Parent”), Dakota Acquisition I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), and Dakota Acquisition II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Merger Sub I (“Merger Sub II,” and together with Parent and Merger Sub I, the “Buyer Parties”), Merger Sub I merged with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the “Company Merger”), and Merger Sub II merged with and into DPA with DPA surviving as a wholly owned subsidiary of the Company (the “DPA Merger” and together with the Company Merger, the “Mergers”).  Parent is a wholly and directly owned subsidiary of DP Holdco, LP, a Delaware limited partnership controlled by investment funds advised by affiliates of Carlyle Investment Management, L.L.C. (d/b/a The Carlyle Group) (“The Carlyle Group”), Stone Point Capital LLC (“Stone Point”), Pictet & Cie (“Pictet”), and The Edmond de Rothschild Group (“Edmond de Rothschild Group”).

Pursuant to the Merger Agreement, on April 23, 2013 (the “Closing Date”), at the effective time of the Company Merger, each outstanding share of the Company's Class A common stock (other than shares owned by the Company, Parent or their respective subsidiaries, or by any shareholders who were entitled to and who properly exercised appraisal rights under Delaware law (the “Excluded Shares”) was cancelled and converted into the right to receive $15.55 per share of Class A common stock in cash (the “Merger Consideration”), without interest. In lieu of receiving the Merger Consideration, certain employees of the Company rolled over certain of their existing equity interests in the Company into indirect equity interests of Parent.

The description of the Mergers contained in this Introduction does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 31, 2012.

Item 2.01.	Completion of Acquisition or Disposition of Assets

The information set forth in the Introduction above and Item 5.01 below is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Credit Agreement and Senior Credit Facilities

On the Closing Date, in connection with the Mergers, the Company entered into a credit agreement (the “Credit Agreement”) among the Company, as borrower, Parent, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, Bank of America, N.A., as a letter of credit issuer, the other lenders party thereto, and Credit Suisse Securities (USA) LLC, Barclays Bank PLC, and RBC Capital Markets as Joint Lead Arrangers and Joint Bookrunners.

The Credit Agreement provides for  a revolving credit facility, in the amount of up to $75 million, maturing on April 23, 2018, and a term loan facility, in the amount of $349 million, maturing on April 23, 2020 (together, the “Senior Credit Facilities”).  On the Closing Date, the Company borrowed the full amount of the term loan facility under the Credit Agreement.

Borrowings under the Senior Credit Facilities will bear interest at a rate per annum equal to the “Applicable Rate” (as defined below) plus, at the Company’s option, either (1) an adjusted base rate calculated in a customary manner (the “Base Rate”) or (2) an adjusted eurodollar rate calculated in a customary manner. The Applicable Rate with respect to term loan borrowings is 3.50% per annum with respect to eurodollar-rate loans and 2.50% per annum with respect to base rate loans. The Applicable Rate with respect to revolving loan borrowings is a percentage ranging from 1.625% to 2.00% for base rate loans and 2.625% to 3.00% for eurodollar rate loans depending on the Company’s first lien net leverage ratio. In addition to paying interest on outstanding principal under the Credit Agreement, the Company must pay a facility fee to the lenders under the revolving credit facility in respect of the commitments thereunder at a rate that ranges from 0.375% to 0.50% depending on the Company’s first lien net leverage ratio.

The Company must also pay certain other customary fees in connection with the Senior Credit Facilities. The Company may voluntarily prepay the Senior Credit Facilities without premium or penalty (subject to customary “breakage” fees in the case of eurodollar rate loans), except that, in certain circumstances, if the Company prepays principal amounts outstanding under the term loan facility within six months of the Closing Date, the Company must pay a prepayment premium in an amount equal to 1.0% of the principal amount repaid. The Company is required to make quarterly amortization payments on the term loan facility beginning on September 30, 2013 in an amount of $872,500.

All obligations under the Credit Agreement are guaranteed by the Company, certain of the Company’s existing subsidiaries and Parent (the “Guarantors”). The obligations under the Credit Agreement and guarantees of those obligations are secured, subject to certain significant exceptions, by liens and security interests in the stock of the Company and the assets of the Company and the subsidiary Guarantors.

The Credit Agreement contains customary affirmative and negative covenants and events of default  and requires the Company to comply with a maximum first lien net leverage ratio under certain circumstances.

Termination of Previous Credit Agreement

In connection with its entry into the Credit Agreement described above, the Company terminated and paid all outstanding amounts under its previously existing credit facility evidenced by the Credit Agreement, dated as of July 15, 2009, among the Duff & Phelps, LLC, as borrower, certain subsidiaries of the Company party thereto as guarantors, and Bank of America, N.A., as administrative agent, and a syndicate of lenders.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As a result of the Company Merger, all shares of the Company’s common stock were cancelled and, other than the Excluded Shares, were converted into the right to receive the Merger Consideration. Accordingly, on April 23, 2013, the Company notified the New York Stock Exchange (“NYSE”) of its intent to remove the Company’s common stock from listing on NYSE and requested that NYSE file with the SEC an application on Form 25 to report the delisting of the Company’s common stock from NYSE. On April 23, 2013, in accordance with the Company’s request, NYSE will file the Form 25 with the SEC in order to provide notification of such delisting and to effect the deregistration of the Company’s common stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Item 3.03.	Material Modifications to Rights of Security Holders

As a result of the consummation of the Mergers on April 23, 2013, each outstanding share of the Company’s Class A common stock (other than the Excluded Shares) was converted into the right to receive the Merger Consideration.

Additionally, at the effective time of the Mergers, each stock option issued under the Company’s equity compensation plans, whether or not then exercisable or vested, was cancelled for no consideration because the exercise price of all outstanding stock options was greater than the Merger Consideration. However, Parent has agreed to provide for a plan following the closing of the Mergers pursuant to which each former holder of the Company’s stock options (other than Messrs. Noah Gottdiener and Jacob L. Silverman) who are employees of the Company or its subsidiaries will be entitled to receive $3.00 per option cancelled in the Mergers, subject to a five-year (or in the case of certain individuals, three-year) vesting period.

Also, at the effective time of the Mergers, each unvested restricted share unit and any other similar equity award which is held by a non-employee member of the Board of Directors of the Company and issued under the Company’s equity compensation plans (a “Director RSA”) vested and was cancelled in exchange for the right to receive a lump sum payment, without interest, of the Merger Consideration. The Director RSAs were paid in a lump sum, as opposed to continuing to be subject to vesting as is the case for other restricted stock awards, in light of the expected termination of service that would occur to such non-employee directors as a result of the closing of the Mergers.

Also, at the effective time of the Mergers, unless otherwise agreed with any such holder, each restricted share unit and any other similar equity award that is not a Director RSA and issued under the Company’s equity compensation plans (a “Company RSA”) was assumed and converted into the right to receive the Merger Consideration, subject to the satisfaction of the original vesting conditions (including any vesting required as a consequence of the consummation of the transactions contemplated by the Merger Agreement) applicable to the Company RSA under the applicable award agreement.

The Company’s Board of Directors amended each unvested performance share award granted in 2012 to provide that such award would vest at the effective time of the Mergers in an amount based on deemed satisfaction of performance goals at 175% of the target performance goals for the applicable performance period, irrespective of the actual date of closing or achievement of any performance threshold, and the holder thereof would be entitled to receive the Merger Consideration, subject to the amended performance vesting amount. Based on their existing terms, the performance share awards granted in 2012 would vest at either 150% or 200% of the target performance results for the applicable performance period, depending upon when the closing of the Mergers would occur. The Company agreed to vest these awards at a 175% level regardless of the timing of the closing of the Mergers to reflect management’s efforts to date. On this basis, each holder vested in 175% of the total number of shares subject to such award and received a cash payment of $15.55 for each vested share. The performance share awards granted in 2011 were forfeited upon consummation of the Mergers in accordance with their existing terms.

Item 5.01.	Changes in Control of Registrant

The information set forth in the Introduction above and Item 5.02 below is incorporated herein by reference. Parent obtained equity financing from affiliates of Carlyle, Stone Point, Pictet and Edmond de Rothschild and debt financing from Barclays Bank PLC, Credit Suisse AG and Royal Bank of Canada for the transactions contemplated by the Merger Agreement, the aggregate proceeds of which were sufficient for Parent, Merger Sub I and Merger Sub II to pay the aggregate Merger Consideration, the amounts payable with respect to the Company’s stock options and the Company’s restricted share units, and the related fees and expenses of the transactions contemplated by the Merger Agreement.

This description of the Mergers does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 31, 2012.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the consummation of the Company Merger, all of the directors of the Company (other than Mr. Gottdiener) resigned from their positions as directors of the Company, as of the effective time of the Company Merger.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

At the effective time of the Company Merger, on April 23, 2013, the certificate of incorporation and the by-laws of the Company, each as in effect immediately prior to the Company Merger, were amended in their entirety in accordance with the terms of the Merger Agreement and became the certificate of incorporation and by-laws, respectively, of the surviving corporation.

A copy of the amended and restated certificate of incorporation and by-laws of the Company are attached as Exhibits 3.1 and 3.2 to this Current Report on Form 8-K, respectively, and are incorporated by reference herein.

Item 8.01.	Other Events

A copy of the press release announcing the completion of the Merger is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

EXHIBIT INDEX

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated as of December 30, 2012, by and among Duff & Phelps Corporation, Duff & Phelps Acquisitions, LLC, Dakota Holding Corporation, Dakota Acquisition I, Inc. and Dakota Acquisition II, LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 31, 2012)

3.1	Amended and Restated Certificate of Incorporation of Duff & Phelps Corporation
3.2	Amended and Restated Bylaws of Duff & Phelps Corporation
99.1	Press Release Announcing Closing of Merger, dated April 23, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

DUFF & PHELPS CORPORATION

BY:	/s/ Edward S. Forman Edward S. Forman Executive Vice President, General Counsel and Secretary

Date: April 23, 2013

EXHIBIT INDEX

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated as of December 30, 2012, by and among Duff & Phelps Corporation, Duff & Phelps Acquisitions, LLC, Dakota Holding Corporation, Dakota Acquisition I, Inc. and Dakota Acquisition II, LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 31, 2012)

3.1	Amended and Restated Certificate of Incorporation of Duff & Phelps Corporation
3.2	Amended and Restated Bylaws of Duff & Phelps Corporation
99.1	Press Release Announcing Closing of Merger, dated April 23, 2013